Exhibit 4.1b
                                ------------

                    SECOND AMENDMENT TO RIGHTS AGREEMENT
                    ------------------------------------

   This Second Amendment to Rights Agreement (this "Amendment") is made and entered into this 8th day of January, 1999, by and between Katy Industries, Inc., a Delaware corporation (the "Company"), and La Salle National Bank, a national banking association (the "Rights Agent").

   WHEREAS, the Company and the Rights Agent, as successor rights agent, are parties to that certain Rights Agreement dated as of January 13, 1995, as amended (the "Agreement"), governing, inter alia, the issuance and exercise of Rights, as defined in the Agreement; and

   WHEREAS, on December 11, 1998, the Board of Directors of the Company approved an amendment to the Agreement on the terms set forth in this Amendment;

   NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

   1. Section 1(j) of the Agreement is hereby amended by:

      (a) deleting the word Aand@ at the end of subparagraph (iii);

      (b) adding, immediately following subparagraph (iii), a new subparagraph (iv), to read as follows:

         "(iv) any member of the Miller Group; provided, however, that all of the Miller Group shall immediately and thereafter cease to be an Exempt Person if either (x) the Miller Group at any time shall acquire additional shares resulting in an increase in its aggregate beneficial ownership of the Company Common Stock from time to time outstanding by more than 1% above its holdings as of the close of business on the Closing Date under that certain Unit Purchase Agreement dated as of December 31, 1998 by and among the Company, Contico International, Inc. and Lester Miller or (y) the Miller Group at any time shall cease to be a Beneficial Owner of an aggregate of 10% or more of the Company Common Stock; and"

   and

      (c) renumbering subparagraph (iv) to become subparagraph (v).

   2. Section 1(m) of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:


         (m) "Miller Group" shall mean (i) Lester Miller; (ii) the spouse, lineal descendants and spouse of the lineal descendants of Lester Miller; (iii) the estate or legal representative of each Person identified in clause (i) or (ii) above; (iv) each trust, custodianship or otherfiduciary arrangement in respect of which one or more of the Persons described in clause (i) or (ii) above is a beneficiary; (v) each corporation 100% (by number of votes) of the voting stock of which is owned by or held for the benefit of one or more of the Persons described in clause (i), (ii), (iii) or (iv) hereof; and (vi) each partnership, limited liability company or other association 100% of the capital of which is owned by or held for the benefit of one or more of the Persons described in clause (i), (ii), (iii) or (iv) above and such Person or Persons shall have control of such partnership. The term "control" as used in clause (vi) of the immediately preceding sentence means the possession of the power to direct or cause the direction of management and policies of such partnership, whether through the ownership of an equity interest, by contract or otherwise. For purposes of this definition, lineal descendants shall include adopted Persons who are twelve years of age or under at the time of adoption.

   3. The Agreement is hereby amended by substituting for each reference to "the Independent Directors" the words "the directors of the Company."

   4. Section 3(c) of the Agreement is hereby amended by substituting "La Salle National Bank" in lieu of the "Harris Trust and Savings Bank."

   5. Section 25 of the Agreement is hereby amended by deleting the information regarding Harris Trust and Savings Bank and inserting in lieu thereof the following:

                   La Salle National Bank
                   135 South La Salle Street
                   Chicago, Illinois 60603
                   Attention: Mr. Gregory Malatia
                   Fax: (312) 904-2236

   6. The form of Rights Certificate attached as Exhibit A to the Agreement is hereby amended by substituting "La Salle National Bank" in lieu of "Harris Trust and Savings Bank" each place it appears.

   7. Except as expressly amended hereby, all of the terms and provisions of the Agreement shall continue and remain in full force and effect, and each party confirms, ratifies and approves each and every of its obligations under the Agreement, as amended by this Amendment.

   8. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such state.

   9. This Amendment may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed, shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.


   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

                                           KATY INDUSTRIES, INC.
Attest:

By: /S/ Stephen P. Nicholson               By: /S/ John R. Prann, Jr.
    --------------------------                 ---------------------------
Its: Chief Financial Officer               Its: President and Chief
    --------------------------                  Executive Officer
                                               ---------------------------


                                           LA SALLE NATIONAL BANK
Attest:

By: /S/ Mark Rimkus                        By: /S/ Greg Malatia
    --------------------------                 ---------------------------
Its: Trust Officer                         Its: Vice President
    --------------------------                 ---------------------------

   The undersigned, being a duly elected, qualified and acting officer of the Company, hereby certifies to the Rights Agent that the foregoing Amendment is in compliance with the terms of Section 26 of the Agreement.

   IN WITNESS WHEREOF, the undersigned has executed this certification as of January 8, 1999.

                                           KATY INDUSTRIES, INC.


                                           By: /S/ John R. Prann, Jr.
                                               ---------------------------
                                           Its: President and Chief
                                                Executive Officer
                                               ---------------------------